Exhibit 10.1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SUPPLY AGREEMENT

AMENDED AND RESTATED

BETWEEN

ASH STEVENS INC.

AND

CERUS CORPORATION

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

TABLE OF EXHIBITS

CROSS REFERENCE	EXHIBIT		PAGE
SUMMARY	A	QUALITY AGREEMENT	A-1

SUMMARY	B	SPECIFICATIONS	B-1

SUMMARY	C	PRICING	C-1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED SUPPLY AGREEMENT

This Amended and Restated Supply Agreement (the “Supply Agreement”) is effective on the date of the last signature hereto (“Effective Date”), by and between ASH STEVENS INC., a Michigan corporation with its principal place of business at 5861 John C. Lodge Freeway, Detroit, Michigan 48202-3398 (“Ash Stevens”); and CERUS CORPORATION, a Delaware corporation with its principal place of business at 2550 Stanwell Drive, Concord, California 94520 (“Cerus”). Ash Stevens and Cerus are each individually referred to in this Supply Agreement as a “Party” and, collectively, as the “Parties”.

This Supply Agreement amends and restates the Supply Agreement entered into between Ash Stevens and Cerus, effective November 14, 2002.

Ash Stevens agrees to manufacture Cerus proprietary S-59 compound (also known as Amotosalen and referred to in this Supply Agreement as “Product” or “Products”) in accordance with the terms and conditions of the Quality Agreement entered concurrently with this Supply Agreement and incorporated by reference herein in the attached Exhibit A (the “Quality Agreement”), and Product specifications set forth in Exhibit B attached hereto (the “Specifications”). Products will be manufactured and stored at Ash Stevens facilities located at, 18655 Krause Street, Riverview, Michigan 48193. Cerus desires to purchase Products for use or for inclusion in systems for resale by Cerus and/or its affiliates, distributors and licensees (the “Systems”).

Ash Stevens acknowledges that all intellectual property relating to the Products is the property of Cerus.

Prices of the Products are:

See EXHIBIT C.

Payment with respect to such Product shall be due [ * ] after receipt by Cerus of the invoice with respect thereto; provided that if Cerus rejects such Product pursuant to Section 7, then payment shall be due within [ * ] after receipt by Cerus of both the replacement Product and Certificate of Analysis therefor (assumes pre-delivery approval of Product sample). Cerus will provide information on shipping address at the time of purchase. The “bill to” address shall be Cerus Corporation, 2550 Stanwell Dr., Concord, CA 94520, unless otherwise noted at the time of issuance of an Order (as further defined below in Section 1 of this Supply Agreement).

This Supply Agreement will have an initial term (the “Initial Term”) which will run from the Effective Date until December 31st, 2015, unless earlier terminated by either Party pursuant to the provisions of this Supply Agreement.

Either Party may terminate this Supply Agreement without cause at the end of the Initial Term by providing written notice of termination at least one (1) year in advance of the effective termination date for a notice given to Ash Stevens, and two (2) years in advance of the effective

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

termination date for a notice given to Cerus (each a “Notice of Termination”). The Initial Term of the Supply Agreement shall be automatically extended for successive extension periods of two (2) years each (the “Automatic Extension Period(s)”), unless either Party provides the above-described Notice of Termination before the termination date of the Initial Term or the then-effective Automatic Extension Period, or unless the Supply Agreement is otherwise terminated pursuant to the provisions of this Supply Agreement. The Initial Term and Automatic Extension Periods are collectively referred to herein as the “Term.”

Upon termination of this Supply Agreement, the provisions of Sections 6-10 of the Terms and Conditions shall remain in effect in accordance with their terms.

TERMS AND CONDITIONS

1. PURCHASES AND DELIVERY

(a) Subject to paragraph (b), Ash Stevens shall sell Products to Cerus, and Cerus shall purchase from Ash Stevens Products for use or resale at Cerus’ discretion anywhere in the world (also referred to hereinafter as “Territory”). Cerus will order Products from Ash Stevens by placing purchase orders during the Term of this Supply Agreement (“Orders”). Ash Stevens shall acknowledge promptly each Cerus Order in writing and confirm delivery dates to destinations specified by Cerus. As time is of the essence in meeting Cerus’ requirements for Product, Ash Stevens shall ship Product in time to comply with Cerus’ required delivery dates as specified in the Purchase Order, provided that the earliest such date provides a lead-time of at least [ * ] to produce the Products after receipt of starting materials by Ash Stevens. Ash Stevens is required to maintain a supply of starting materials, as provided in Section 2, below. All sales of Products shall be subject to the terms and conditions of this Supply Agreement and, to the extent they specify quantities, destinations and delivery dates, to Cerus Orders. This Supply Agreement shall not be subject to the terms, conditions or provisions of any confirmation or business form of Ash Stevens or, except as provided in the immediately preceding sentence, Cerus Orders. Ash Stevens shall not be liable for failure or delay in filling Cerus Orders because of any cause such as strikes, wars and Acts of God beyond the control of and occurring without the fault of Ash Stevens; provided, however, that Ash Stevens shall notify Cerus promptly of anticipated delays and shall use all reasonable efforts to fill such Orders as soon as possible. Without limiting its other available remedies, Cerus may cancel any Order, in whole or in part, which is delayed more than [ * ].

(b) Nothing in this Supply Agreement will obligate Cerus to commence manufacture of Systems incorporating Products or continue manufacture once production has commenced. If Cerus discontinues manufacture of Systems incorporating the Products, it shall be required to purchase and pay Ash Stevens for orders that have been placed and for the fulfillment of which Ash Stevens has made substantial preparations at the agreed pricing, prorated to the extent of completion of such orders at the time of discontinuation.

2. PRODUCT FORECAST; RAW MATERIALS; INVENTORY; MAINTENANCE FEES

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a) Forecast. By [ * ] of each calendar year, Cerus shall provide Ash Stevens with an annual delivery forecast estimating the quantity of Compound Cerus anticipates that it will purchase from Ash Stevens for such calendar year (the “Annual Forecast”). At such time Products are being ordered on [ * ] basis or more than [ * ] are being produced per year, Cerus shall provide Ash Stevens with a [ * ] rolling, delivery forecast estimating the quantity of Compound Cerus anticipates that it will purchase from Ash Stevens in the periods specified (the “Rolling Forecast”). Cerus shall update the Rolling Forecast every [ * ]; and inform Ash Stevens as soon as possible if Cerus reasonably expects that Orders for Compound would vary significantly (more than [ * ]) from the Rolling Forecast. In any event, however, Cerus shall place firm orders for the quantities shown in the most recent [ * ] Rolling Forecast.

(b) Changes. Cerus will place purchase orders to Ash Stevens for the manufacture of Product. If Cerus subsequently cancels or modifies a purchase order for any reason, Cerus shall be required to pay Ash Stevens a pro-rated amount based on the extent of completion of the order at the time of the cancellation or modification. Upon receipt of such notification by Cerus, Ash Stevens shall promptly provide Cerus with an invoice outlining the expenses incurred up to that date for the manufacture of Product. Payment terms and lead times are respectively described in the Preamble and paragraph (a) of Section 1 of this Supply Agreement.

(c) Starting Materials. Ash Stevens will use its best efforts at all times to maintain [ * ] supply of starting materials for the Product. Ash Stevens will provide Cerus with an itemization of the quantity of such materials maintained upon request and will promptly notify Cerus in the event of any difficulty, or anticipated difficulty, in obtaining any starting material. In the event of any termination of this Supply Agreement by Cerus, other than for breach by Ash Stevens, Cerus will be required to purchase at [ * ] cost any unexpired starting materials that are dedicated to the Products up to a maximum of [ * ]. Cerus shall also have the right to purchase any starting materials at [ * ] cost in the event of termination of this Supply Agreement for any reason other than breach by Cerus of this Supply Agreement.

(d) Storage. Ash Stevens will store up to [ * ] of finished Product inventory without any storage charge or carrying charge to Cerus. Upon request, Ash Stevens will provide Cerus with an update of the quantity of such inventory maintained. If Cerus requires storage of greater quantities, Ash Stevens may charge Cerus a reasonable storage charge. Such inventory will be stored at Ash Stevens’ Riverview Michigan GMP warehouse; this facility must be suited for storage of the Product and shall be subject to Cerus’ inspection and approval. Ash Stevens must notify Cerus of any changes in storage location or storage conditions for the Product. Ash Stevens will provide to Cerus upon the Effective Date of this Supply Agreement, and each anniversary date thereof, a certificate of all-risk insurance in the amount of at least [ * ], naming Cerus as an additional insured as its interests may appear. Ash Stevens shall maintain an inventory of Product primary reference standard and provide same to Cerus’ contractors upon request.

(e) Security Interest. Ash Stevens hereby grants Cerus a security interest in all finished Product inventory and work-in-process and in all starting materials and other property used in the production of Products to secure the performance of Ash Stevens’ obligations under

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

this Supply Agreement. Ash Stevens agrees to execute appropriate UCC financing statements and other documents necessary or appropriate to evidence or perfect this security interest.

(f) Samples At Cerus’ request, Ash Stevens will pre-ship a sample of Product from each lot to Cerus (or at Cerus’ direction, to Cerus’ designee) upon completion of that lot. Each sample will be accompanied by a Certificate of Analysis for the sample.

(g) Maintenance Fee. If Cerus has ordered, by December 31 of any calendar year, less than [ * ] of product for such calendar year, Cerus will pay Ash Stevens, a maintenance fee, as follows:

If the Amount Ordered is:	Maintenance Fee
Less than [ * ] but more than [ * ]	[ * ]
Less than [ * ] but more than [ * ]	[ * ]
Less than [ * ] but more than [ * ]	[ * ]
Less than [ * ] but more than [ * ]	[ * ]
Less than [ * ]	[ * ]

The maintenance fee is in consideration of Ash Stevens’ continuous support for the Product.

3. STABILITY STUDIES; REFERENCE STANDARDS; OTHER SERVICES

Ash Stevens agrees to conduct stability studies on finished Products, [ * ] in accordance with a protocol approved by Cerus. Ash Stevens agrees to qualify and maintain an inventory of Product primary reference standard and to provide same to Cerus’ contractors upon request. From time to time, Cerus may make requests for other services that are beyond the scope of routine manufacture, including, but not limited to, Product change (as further detailed in the Quality Agreement). For each of the above, the scope of work, pricing, and terms, will be outlined in an amendment to this contract or in a work order, each deemed to be incorporated into this Supply Agreement and governed by its terms and conditions. For avoidance of doubt, a “work order” shall mean a written, signed order for the performance by Ash Stevens of mutually-agreed services.

4. TRANSFER OF OWNERSHIP; SHIPMENT OF PRODUCTS

Title and ownership to Products shall pass to Cerus at the time of their release as finished Products by Ash Stevens, whether or not such Products are being immediately shipped to Cerus or further stored as inventory by Ash Stevens, pursuant to paragraphs (c) and/or (d) of Section 2 of this Supply Agreement. Ash Stevens shall ship the Products to destinations specified by Cerus by mutually agreed upon carriers. Unless otherwise agreed to in writing, Cerus shall pay all normal freight charges. Ash Stevens shall include a packing list in each shipment of the Products providing the following information: (i) Cerus Purchase Order No.; (ii) Cerus Product Code; (iii) Quantity; (iv) Ash Stevens Lot Number and (v) Certificate of Analysis. Ash Stevens shall also fax a copy of each packing list to the destination and to Cerus (to the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

address specified by Cerus, which may be different from the destination) for each shipment at the time of shipment. Ash Stevens will also include a material safety data sheet (MSDS) in each shipment. Detailed requirements and procedures relating to packaging and shipment of Product should be included in the Master Batch Records (as further defined in the Quality Agreement) collected and maintained by Ash Stevens with respect to the Product.

5. TERMINATION

Either Cerus or Ash Stevens may terminate this Supply Agreement for any material breach by the other Party [ * ] after written notice containing details of the breach if the breach remains uncured at the end of the notice period. Either Party may terminate this Supply Agreement effective immediately with written notice if the other Party shall file for bankruptcy, shall be adjudicated bankrupt, shall take advantage of applicable insolvency laws, shall make an assignment for the benefit of creditors, shall be dissolved or shall have a receiver appointed for its property. Cerus shall have the right to terminate this Supply Agreement immediately if Ash Stevens breaches its warranties contained in Section 7 or its guarantee contained in Section 6 under this Supply Agreement. If this Supply Agreement is terminated due to breach by Ash Stevens, such termination will not relieve Ash Stevens of its obligation to deliver Products ordered by Cerus prior to receipt of written notice of such termination, except to the extent Cerus cancels such Orders.

6. GUARANTEE

All Products sold to Cerus are hereby guaranteed by Ash Stevens, as of the date of their receipt by Cerus or its designee , to meet the Specifications and requirements specified by Cerus under this Supply Agreement, and, to be, on such date, not adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetic Act (the “Act”), or amendments thereto, and any similar federal, state or local laws or regulations, and not an article which may not, under the provisions of the Act, be introduced into interstate commerce.

7. WARRANTIES AND INDEMNIFICATIONS

(a) ASH STEVENS WARRANTS THAT IT POSSESSES GOOD AND MARKETABLE TITLE TO THE PRODUCTS SOLD TO CERUS UNDER THIS SUPPLY AGREEMENT AND THAT SUCH PRODUCTS ARE FREE FROM DEFECTS IN MANUFACTURE, WORKMANSHIP AND MATERIALS, AND ARE IN COMPLIANCE WITH THE SPECIFICATIONS REFERENCED IN EXHIBIT B. ALL IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY ARE EXPRESSLY DISCLAIMED. ASH STEVENS MAKES NO REPRESENTATION OR WARRANTY WITH REGARD TO THE SAFETY OR EFFICACY OF THE PRODUCT OR QUALIFICATION OF THE PRODUCT AS A PHARMACEUTICAL COMPOUND OR OF NON-INFRINGEMENT.

(b) Cerus will indemnify and hold harmless Ash Stevens and Ash Stevens’ suppliers against any and all claims, actions, causes of action, liabilities, losses, costs, damages or expenses (including reasonable attorneys’ fees) to the extent arising out of or in consequence of (1) Cerus’ negligence (including that of its suppliers) and/or misconduct or (2) [ * ], provided

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

that Cerus shall not be obligated to indemnify Ash Stevens from any liability to the extent caused by Ash Stevens or its suppliers’ negligence or misconduct.

(c) Ash Stevens will indemnify and hold harmless Cerus against any and all claims, actions, causes of action, liabilities, losses, costs, damages or expenses (including reasonable attorneys’ fees) to the extent arising out of or in consequence of (1) Ash Stevens’ negligence (including that of its suppliers) and/or misconduct or (2) [ * ], provided that Ash Stevens shall not be obligated to indemnify Cerus from any liability to the extent caused by Cerus’ negligence or misconduct.

(d) Each Party agrees to give the others prompt written notice of any claims made, including any claims asserted or made by any governmental authority, for which the other might be liable under the foregoing indemnification, together with the opportunity to defend, negotiate and settle such claims. Each Party will cooperate fully with the others in defending or otherwise resolving any such action, and each indemnified Party in any such action may at its option and expense be represented in such action. Neither Cerus nor Ash Stevens shall be responsible or bound by any compromise made by the other Party without their prior written consent, which shall not be unreasonably withheld.

EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 7 OF THIS SUPPLY AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE OR PERFORMANCE OF THE PRODUCTS.

(e) Ash Stevens shall obtain and keep in force during the Term of this Supply Agreement comprehensive liability insurance covering each occurrence of bodily injury (including death) and property damage in an amount of not less than [ * ], including:

(i) Blanket Contractual Liability; and

(ii) Blanket Broad Form Property Damage

The insurance policy shall be endorsed to name Cerus as additional insured and to provide for written notification to Cerus by the insurer not less than [ * ] prior to cancellation, expiration or modification. A certificate of insurance evidencing compliance with this Section and referencing this Supply Agreement shall be furnished to Cerus by Ash Stevens within [ * ] of this Supply Agreement’s Effective Date and on each anniversary date thereof.

8. CONFIDENTIAL INFORMATION

8.1. General. Each Party shall maintain in confidence all Confidential Information of the other Party, as defined in Section 8.2, and shall not use, disclose or grant use of such Confidential Information, except as expressly authorized by this Supply Agreement. A Party may disclose Confidential Information of the other Party to employees requiring access thereto for the purposes of this Supply Agreement, provided, however, that prior to making any such disclosures, each such employee shall be apprised of the duty and obligation to maintain

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

such Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Supply Agreement. Each Party agrees to take all steps necessary to ensure that the Confidential Information received shall be maintained in confidence including such steps as it takes to prevent the disclosure of its own proprietary and confidential information of like character. Both Parties agree that this Supply Agreement shall be binding upon its affiliates, and upon the employees of such Party and its affiliates. Each Party shall take all steps necessary to ensure that its affiliates and employees will comply with the terms and conditions of this Supply Agreement.

8.2 Definitions. As used in this Supply Agreement, the term “Confidential Information” shall mean any information disclosed by either Party to the other Party in the performance of this Supply Agreement, whether in oral, written, graphic or electronic form. For the purposes of this Supply Agreement, “Ash Stevens Confidential Information” shall mean any and all standard operating procedures relating to the business of Ash Stevens. “Cerus Confidential Information” shall mean any and all data and information relating to, contained or embodied in, the INTERCEPT Blood System; S-59 (amotosalen); information regarding plans for research development, present and future products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers.

8.3 Exclusions. The term “Confidential Information” shall not be deemed to include information which: (i) is now, or hereafter becomes, through no act or failure to act on the part of the recipient Party, generally known or available; (ii) is known by the recipient Party at the time of receiving such information as evidenced by its records; (iii) is hereafter furnished to the recipient Party by a third party, as a matter of right and without restriction or disclosure; or (iv) is the subject or a written permission to disclose provided by the other Party.

8.4 Authorized Disclosures. Notwithstanding any other provision of this Supply Agreement, disclosure of Confidential Information shall not be precluded if such disclosure:

(a) is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that the Party shall first have given notice to the other Party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued;

(b) is otherwise required by law or regulation; provided that the disclosing Party shall first have given notice to the other and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required; or

(c) is otherwise necessary to establish rights or enforce obligations under this Supply Agreement, but only to the extent that any such disclosure is necessary.

9. INTELLECTUAL PROPERTY

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a) Ash Stevens shall make prompt written disclosure to Cerus and hereby assigns to Cerus all right, title and interest in and to any inventions, methods, processes, developments, improvements, know-how or trade secrets which Ash Stevens, its employees or agents may solely or jointly conceive or reduce to practice in the course of or as a result of any development or change control relating to the commercialization of the Product (collectively the “Intellectual Property”). Without limiting the generality of the preceding sentence, it is understood and agreed by the Parties that any and all standard operating procedures relating to the business of Ash Stevens that are not specific to the INTERCEPT Blood System or Cerus shall be owned by Ash Stevens; and, that any and all data and information, relating to, contained or embodied in, the INTERCEPT Blood System and S-59 (amotosalen) shall be owned by Cerus.

(b) Ash Stevens will assist Cerus in obtaining and enforcing United States and foreign proprietary rights relating to any and all Intellectual Property. To that end Ash Stevens will execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as Cerus may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, Ash Stevens will execute, verify and deliver assignments of such proprietary rights to Cerus. Cerus shall compensate Ash Stevens at a reasonable rate for the time actually spent by Ash Stevens at Cerus’ request on such assistance.

(c) In the event Cerus is unable for any reason, after reasonable effort, to secure Ash Stevens’ signature on any document needed in connection with the actions specified in Section 9(b), Ash Stevens hereby irrevocably designates and appoints Cerus and its duly authorized officers and agents as its agent and attorney-in-fact, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of Section 9(b) with the same legal force and effect as if executed by Ash Stevens.

(d) Ash Stevens agrees and acknowledges that it shall acquire no rights of any kind whatsoever with respect to any patents, copyrights, trademarks, trade secrets or other proprietary rights of Cerus as a result of Ash Stevens’ performance under this Supply Agreement or otherwise.

10. COMPLIANCE WITH LAW

The Parties represent that they are and will remain in compliance with all applicable laws, regulations and orders relating to the manufacture of the Products.

11. OTHER PROVISIONS

(a) This Supply Agreement, Addendums, amendments and work orders thereto, together with the provisions of the Quality Agreement that are incorporated by reference herein, contain the entire agreement between the Parties relating to the subject matter of this Supply Agreement and any other understandings between the Parties relating to the subject matter of this Supply Agreement are superseded by this Supply Agreement. None of the terms of this Supply Agreement shall be deemed to be waived or amended by either Party unless such a waiver

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or amendment specifically references this Supply Agreement and is in writing signed by the Party to be bound.

(b) All notices and demands required or permitted to be given or made pursuant to this Supply Agreement shall be in writing and effective when personally given or when placed in an envelope and deposited in the United States mail postage prepaid, addressed as follows:

If to Cerus:	If to Ash Stevens:
Cerus Corporation	Ash Stevens Inc.
2550 Stanwell Drive	861 John C. Lodge Freeway
Concord, CA 94520	Detroit, MI 48202-3398
Attention: Vice President, Legal Affairs	Attention: President

or to such other address as to which either Party may notify the other.

(c) This Supply Agreement shall be binding upon and inure to the benefit of the Parties, their successors and assigns. This Supply Agreement shall be assignable: (i) by Cerus, in whole or in part, without the consent of Ash Stevens to any Affiliate of Cerus; (ii) by either Party with the written consent of the other; or (iii) by either Party without the consent of the other to the purchaser of substantially all the assets of its business to which this Supply Agreement relates. Any attempted assignment that does not comply with the terms of this Section shall be void.

(d) This Supply Agreement is deemed to have been executed in and shall be governed by and construed according to the laws of the State of Michigan, applicable to contracts made and to be performed in that State. If particular portions of this Supply Agreement are ruled unenforceable, such portions shall be deleted and all other terms and conditions of this Supply Agreement shall remain in full force and effect.

(e) Unless expressly approved in advance and in writing by Cerus, respectively, Ash Stevens shall make no reference to Cerus or to the subject matter of this Supply Agreement in any publicity, advertising or other public statements or documents either during or after the Term of this Supply Agreement. This shall not apply to such reference or disclosure required by law or governmental agency. Notwithstanding the foregoing, Ash Stevens shall be authorized to publicly disclose that it is a contract manufacturer to Cerus for the synthesis of the Product.

(f) The relationship of the Parties under this Supply Agreement shall be and at all times remains one of independent contractors. No Party is an employee, agent or legal representative of the other Party or shall have any authority to assume or create obligations on the other Party’s behalf.

(g) Cerus or Cerus’ designee (with Cerus’ authorization) may audit upon reasonable notice Ash Stevens manufacturing (excluding confidential cost information) and quality books and records once per calendar year for the purpose of confirming compliance with the terms of this Supply Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(h) Ash Stevens shall manufacture and supply Products exclusively for Cerus and Cerus’ designees pursuant to this Supply Agreement. Ash Stevens shall not during the Term and for a period of [ * ] following the expiration of the Term or termination pursuant to an uncured material breach by Ash Stevens of this Supply Agreement, manufacture or supply Products or substantially equivalent products to any other person or entity anywhere in the world without Cerus’ express written permission.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, authorized representatives of the parties have executed this Supply Agreement.

ASH STEVENS INC.		CERUS CORPORATION

By:	/s/ Stephen A. Munk	By:	/s/ Kevin Green
Name:	Stephen A. Munk	Name:	Kevin Green
Title:	President and CEO	Title:	Vice-President, Finance and Chief Accounting Officer

Date:	23 August 2011	Date:	1 September 2011

EXHIBITS A-C ATTACHED HERETO ARE PART OF THIS SUPPLY AGREEMENT

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

QUALITY AGREEMENT

QUALITY AGREEMENT

BETWEEN

ASH STEVENS INC.

AND

CERUS CORPORATION

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

TABLE OF EXHIBITS

CROSS REFERENCE	EXHIBIT		PAGE

SECTION 1	1	RESPONSIBILITIES	1-1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

QUALITY AGREEMENT

This Quality Agreement for Manufacture, Testing and Release of S-59 (the “Quality Agreement”) is entered into by and between ASH STEVENS INC., a Michigan corporation with its principal place of business at 5861 John C. Lodge Freeway, Detroit, Michigan 48202-3398 (“Ash Stevens”); and CERUS CORPORATION, a Delaware corporation with its principal place of business at 2550 Stanwell Drive, Concord, California 94520 (“Cerus”). Ash Stevens and Cerus are each individually referred to in this Quality Agreement as a “Party” and, collectively, as the “Parties”.

This Quality Agreement supplements the Amended and Restated Supply Agreement entered into between Ash Stevens and Cerus (the “Supply Agreement”), pursuant to which Ash Stevens agrees to manufacture Cerus proprietary S-59 compound (also known as Amotosalen and referred to herein as “Product” or “Products) in accordance with Specifications and quality requirements agreed to with Cerus.

This Quality Agreement will be in effect concurrently with the Supply Agreement and will terminate upon the termination of the Supply Agreement. It is expected that this Quality Agreement will be amended from time to time, and will be reviewed annually or as needed to ensure it remains current with regulatory requirements.

TERMS AND CONDITIONS

1. RESPONSIBILITIES

The responsibilities of the Parties with respect to quality obligations are outlined in Exhibit 1 attached hereto (the “Responsibilities”).

2. REGULATORY RESPONSIBILITY

(a) Cerus is responsible for submitting the necessary information and/or documentation to various regulatory agencies (including local competent authorities) and notified bodies for Cerus as per applicable regulations and/or requirements as it relates to the manufacture, testing, or holding of Product(s) by Ash Stevens.

(b) [ * ] will maintain [ * ] for the Products. [ * ] will provide [ * ] relevant to [ * ]. [ * ] will maintain [ * ] for the Products.

(c) Ash Stevens will provide Cerus with access to documentation relating to the production, labeling, testing, or holding of each lot of Product(s), whether released or rejected, from the raw material stage up through and until completion of a batch, including, but not limited to, manufacturing processes and analytical test methods (the “Master Batch Record(s)”).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Furthermore, within [ * ] following termination or expiration of the Supply Agreement, or upon request by Cerus, Ash Stevens shall deliver to Cerus a copy of the Master Batch Records. Ash Stevens will also provide documentation necessary for submission to regulatory agencies relating to the facilities, equipment, personnel, and/or any other information requested by a regulatory agency, notified body or competent authority. If such information is considered proprietary to Ash Stevens, Ash Stevens will communicate such information directly to the regulating agency. Cerus will notify Ash Stevens and provide copies of any written requests by regulatory agencies for information relating to Ash Stevens processes.

(d) Except as necessary to comply with applicable laws and regulations, Ash Stevens will not independently interact (includes oral conversations or written correspondence) directly with any regulatory agency, competent authority, or notified body, excluding the FDA, in regards to the Product without the participation of and/or prior written approval of Cerus, unless such interactions are part of a normal surveillance audit of the quality management system. Ash Stevens will notify Cerus of any findings that relate directly to Cerus Product, the facility or the quality systems necessary to produce Cerus Product within [ * ] of receiving such notification, if reasonably possible.

3. QUALITY ASSURANCE

(a) All Products shall meet the Specifications and shall be subjected to a quality control inspection and final release by Ash Stevens in accordance with Ash Stevens’ quality control standards and systems and the most current requirements for active pharmaceutical ingredient (API) production. Ash Stevens will comply with the responsibilities set forth in the form attached as Exhibit 1 to this Quality Agreement.

(b) If any customer of Cerus rejects or returns Product as a result of quality issues, Cerus shall notify Ash Stevens in writing within [ * ]. If Ash Stevens so requests, Cerus will return any such Products to Ash Stevens at Ash Stevens’ expense.

(c) In the event that any Party receives any complaint regarding the Product, it shall notify the other Party within [ * ]. [ * ] will be responsible for evaluating these complaints and responding to [ * ] in writing. [ * ] will make an evaluation of each complaint it receives and will conduct all follow-up and communication which it deems appropriate.

4. PRODUCTION REQUIREMENTS

(a) Ash Stevens will manufacture the Products in accordance with the approved Master Batch Records. Any critical deviations will be reported within [ * ] to Cerus. Additionally, Ash Stevens will supply and maintain, as specified, all required suitable facilities, adequately trained staff, suitable equipment, and other production materials necessary to perform the manufacture and storage of the Product in accordance with the specified production and testing procedures and applicable standards, directives or regulations for API production.

(b) Cerus will monitor the production operations through oversight of Ash Stevens systems through periodic audits, monitoring of production quality metrics, and interactions necessary to resolve issues related to the production processes.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5. PRODUCT TESTING

(a) Ash Stevens is responsible for providing and maintaining suitable facilities, adequately trained staff, and suitable test equipment to perform routine inspection of incoming materials, and in-process testing and lot release in accordance with the scope of the Manufacturing Agreement and in compliance with applicable regulations.

(b) Ash Stevens is responsible for collecting specified in-process and/or QC test samples and conducting routine testing according to qualified or validated test methods.

(c) Ash Stevens is also responsible for qualifying Products, primary reference standards and annual stability studies at Cerus’ request. All testing will be performed at Cerus’ request.

6. PRODUCT RELEASE AND PRODUCT SHIPMENT

(a) Ash Stevens QA will review and provide disposition of completed, executed lot documentation for bulk Product. Ash Stevens will provide a release package to Cerus, which will include copies of applicable manufacturing and test data contained in the Batch Record and an Ash Stevens QA-approved Certificate of Analysis, to Cerus within [ * ] of release of product.

(b) Ash Stevens QA will review and provide completed executed packaging and shipping documentation to Cerus within [ * ] of shipment of the Product.

7. PRODUCT ACCEPTANCE

(a) Cerus has the right to inspect or audit bulk Product after production for integrity and adherence to the Specifications, directly or through its designee. Upon receipt of the Certificate of Analysis (“CoA”) for such bulk Product, Cerus (directly or through its designee) shall promptly conduct a reasonable inspection of such accompanying CoA for quantity and quality conformity. Unless Cerus or its designee notifies Ash Stevens in writing, within [ * ] from a receipt of a CoA, that it rejects a CoA of Product (a “Notice of Rejection”) for failure to conform to Specifications or failure to have been manufactured in accordance with regulatory requirements, Cerus shall be deemed to have accepted such bulk Product.

(b) Cerus has the right to inspect or audit repackaged Product following receipt of a shipment for integrity and adherence to the Specifications, directly or through its designee. Upon receipt of the shipping documentation for such repackaged Product, Cerus (directly or through its designee) shall promptly conduct a reasonable inspection of such shipping documentation for quantity and quality conformity. Unless Cerus or its designee notifies Ash Stevens in writing, within [ * ] from a receipt of a shipment, that it rejects a shipment of Product (a “Notice of Rejection”) for failure to conform to Specifications or failure to have been manufactured in accordance with regulatory requirements, Cerus shall be deemed to have accepted such Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) If Cerus rejects any of the Products, it shall promptly notify Ash Stevens. Upon receipt of a Notice of Rejection, Ash Stevens shall immediately arrange to receive back the rejected Lot(s) of the Product. Ash Stevens may, within [ * ] have an agent inspect such goods for non-conformity, otherwise, such inspection shall be made on return of the non-conforming Products to Ash Stevens. If there is a dispute as to whether any portion of any shipment of the Product is not in compliance, such dispute shall be resolved by having a representative of Ash Stevens observe the performance of the analytical testing by Cerus or Cerus’ designee personnel or by having one of their representatives observe the performance of the analytical testing by Ash Stevens’ personnel. If the discrepancy results cannot be resolved in this manner, the testing shall be performed by an independent, mutually acceptable, qualified third party.

(d) Rework of Product rejected by Cerus will only be performed following a mutually agreed upon plan. Routine issues that are identified and resolved during manufacturing and product testing will be documented in the Product’s Batch Record and will be approved by Ash Stevens. All reworked material must meet final release requirements.

(e) If a lot of Product is rejected, Ash Stevens will schedule another production run as soon as commercially reasonable thereafter and will deliver a new lot of Product if so requested in writing by Cerus.

(f) Unless Ash Stevens commits unlawful acts during the production, testing, or release of the Product, all liability of Ash Stevens shall end upon satisfactory compliance of the Products with agreed upon specification.

8. PRODUCT CHANGES

(a) For any Product changes proposed by Ash Stevens, Ash Stevens will initiate this change by submitting a written change request to Cerus. For changes that are proposed for Product-specific materials, labels, packaging materials, product or production processes, Cerus must approve the change prior to implementation. Cerus will be responsible for all changes to the Product, regardless of who first initiated the change.

(b) Cerus may initiate a change by submitting the Cerus change control form to Ash Stevens. Ash Stevens will review the change, evaluate the feasibility and consequences, and provide feedback to Cerus on the manufacturability of the changed design, as applicable.

9. DOCUMENT RETENTION

Ash Stevens will retain all executed manufacturing documentation, test and release records according to their written procedures. No records relating to Cerus product will be destroyed without prior written approval from Cerus.

10. AUDITS AND INSPECTIONS

(a) Ash Stevens will allow Cerus access to their facilities and personnel, [ * ] for the purposes of routine regulatory compliance audits according to Cerus written procedures and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

according to a schedule mutually agreed upon by Cerus and Ash Stevens, not expected to exceed [ * ] but generally with [ * ] prior notification. Ash Stevens will allow Cerus expedited access to their facilities and personnel for “for cause” audits as may be warranted by repeated or otherwise significant compliance failures of which Cerus will provide written notification at least [ * ] prior to the requested audit. Ash Stevens will respond to all observations from audits within the number of business days indicated on the audit report submitted to them by Cerus. If the parties agree that corrective action is required, time frames for completion will be provided in the response.

(b) If Ash Stevens is notified of a regulatory authority inspection of the Product, Ash Stevens will inform Cerus in writing within [ * ] of receiving such notification, and Cerus will cooperate with Ash Stevens throughout the audit process.

(c) If Cerus is notified of a regulatory authority inspection of the Product, Cerus will inform Ash Stevens in writing within [ * ] of receiving such notification, and Ash Stevens will cooperate with Cerus throughout the audit process.

(d) Cerus will have the right to be present during all regulatory authority inspections for the Product that is manufactured, held, or tested at Ash Stevens site(s). Both Cerus and Ash Stevens will make every effort possible to provide information requested by a regulatory authority, if they have such information available, within [ * ] of receipt of the request. It is the responsibility of the party being audited to address all observations, citations, or notifications of compliance deficiencies in a timely manner. Ash Stevens will provide Cerus sufficient evidence of correction of any non-conformity that could reasonably impact Product quality

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, authorized representatives of the parties have executed this Quality Agreement.

ASH STEVENS INC.		CERUS CORPORATION

By:	/s/ Gary. A. Baker	By:	/s/ John Hull
Name:	Gary A. Baker	Name:	John Hull
Title:	Vice-President, Quality Systems	Title:	Senior Director, Regulatory Compliance and Quality

Date:	29 Aug 2011	Date:	August 31, 2011

EXHIBIT 1 ATTACHED HERETO IS PART OF THIS QUALITY AGREEMENT

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1

RESPONSIBILITIES

(A) Ash Stevens Responsibilities

1.	Maintain Specifications and test methods for S-59 Compound, and Packaging Materials and Labeling according to Cerus requirements.

2.	Sample and maintain reserve samples.

3.	Test and perform quality release of Product primary reference standard, Raw Materials, Intermediates, Finished Product, Packaging Materials, and Labeling according to IDE, PMA, and master file submissions and approved specification requirements.

4.	Provide notification to Cerus Quality Assurance of any change to Production or Test Records, SOPs, Raw Material Specifications or Test Methods.

5.	Perform testing as directed by master records, protocols, or analytical test requests.

6.	Maintain manufacturing and packaging records as approved by Cerus.

7.	Perform cleaning procedures per current API requirements.

8.	Perform cleaning and process validation per protocol approved by Cerus and Ash Stevens.

9.	Review and forward all deviation reports to Cerus for review as part of batch record documentation.

10.	Provide Master Batch Records and other related manufacturing documentation regarding Product, upon request by Cerus.

11.	Review and forward copy of executed batch records, test records, Certificates of Analysis, and related documents, as required, to Cerus Quality Assurance for review.

12.	Provide Certificate of Analysis, if requested, to support Cerus and partners in and outside US markets.

13.	Maintain facility and critical systems in a current state of compliance and validation per API requirements.

14.	Agree to regular audits by Cerus and/or Cerus’ designee at mutually acceptable times.

15.	Support Cerus regulatory submissions by providing information requested in a timely manner.

16.	Notify Cerus immediately of pending regulatory authority audits related to S-59. Provide results of any audit, whether or not related to Cerus manufacturing.

17.	Perform shipping validations at Cerus’ expense, annual product reviews and product stability studies

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(B) Cerus Responsibilities

1.	Provide Ash Stevens with current, approved regulatory documents including details for the production of S-59 Compound, Specifications for S-59 Compound, Intermediates, and Raw Materials, Packaging Materials, and Labeling.

2.	Provide to or approve Ash Stevens current approved and validated (if non-compendial) test methods for S-59 compound.

3.	Approve master manufacturing and packaging documents. If changes are indicated, provide edited copies to ASI to facilitate revision.

4.	Provide storage and transportation requirements to Ash Stevens.

5.	Provide Ash Stevens with authorization to manufacture.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B

PRODUCT SPECIFICATIONS

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT C

PRODUCT PRICING OF S-59 (AS OF 2011)

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.